MacDougall, MacDougall & MacTier Inc. A/C #

GENERAL POWER OF ATTORNEY

TO: MacDougall, MacDougall & MacTier Inc.

The undersigned (hereinafter called the "Client") hereby appoints Rachel Grinberg (hereinafter called the or my "Attorney") my agent and Attorney with full power and authority to act for me and in my behalf in all matters in connection with my account or accounts with you, however designated, and whether presently open or hereafter opened with the same force and effect as I myself might or could; and, without limitation of the foregoing general authority, specifically (a) to effect purchases and sales (including short sales), and to trade in stocks, bonds and any other securities, issued or unissued, foreign exchange, commodities, and contracts relating to same, on margin or otherwise, for my account and risk; (b) to deliver to you securities for my account, and to instruct you to deliver securities from my account(s) to my Attorney or to other, and in such name and form, including my Attorney's own, as my Attorney may direct, (c) to instruct you to make payment of moneys from my account(s) with you, and to receive and direct payments therefrom payable to my Attorney or to others, (d) to sell assign endorse and transfer any stocks, bonds or other securities of any nature, at any time standing in my name and to execute any documents necessary to effectuate the foregoing, (e) to receive statements of transactions made for my account(s); to approve and confirm the same to receive any and all notices, calls for margin, or other demands with reference to my account(s); and to make any and all agreements with you with reference thereto for me and in my behalf.

You are accordingly authorized and empowered to follow the instructions of my Attorney in every respect concerning my account(s) with you, and I hereby ratify and confirm any and all transactions, trades or dealings effected in and for my account(s) by my Attorney and agree to indemnify you and hold you free and harmless of any loss, liability or damage by reason of any such transaction, or by reason of any other matter or thing done by you in and for my account(s) pursuant to instructions received from my Attorney.

This power of Attorney, authorization and indemnity is in addition to (and in no way limits or restricts) any and all rights which you may have under any other agreement of agreements between your company and me, and shall enure and continue in favor of your present company, its successors, by merger, amalgamation or otherwise, and assigns.

This power of Attorney and authorization shall continue in full force and effect, and you and your successors and assigns shall be indemnified in relying thereon, until you shall receive written notice of revocation thereof, signed by me; or in the event of the termination thereof by my death, or affect the validity of this power and my liability under the indemnity herein contained, with reference to any transaction initiated by my agent and Attorney-in-fact, prior to the actual receipt by you of notice of such revocation or termination, as above provided.

I have read carefully the provisions of this Power of Attorney and understand that it authorizes my Attorney, herein named, to exercise all rights and powers with respect to my account(s) with you, which I personally might exercise, and I understand that anything my Attorney may do in the exercise of such rights and powers is fully binding upon me.

DATED: in Toronto this 13 day of April , 2006

Witness Signature [signature] Print Name Donna Whalen

Client's Signature [signature] Print Name Elliot Noss

Attorney's Signature [signature] Print Name Rachel Grinberg

Please note that the above Power of Attorney confers on your Attorney unlimited and unrestricted authority over the property and funds in your account(s). If restriction to purchases and sales only is desired, our Limited Power of Attorney should be used.

Rec'd by Karen Clark 04/20/06

FORM 110 E FEB 97 ONT